Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 11, 2008, except for Note 20, as to which the date is October 3, 2008, included in the Registration Statement (Form S-1 No. 333-152967) and related Prospectus of Changing World Technologies, Inc. for the registration of            shares of its common stock.
/s/ Ernst & Young LLP
Melville, NY
November 3, 2008